                                                                    Exhibit 10.4

                                                                  EXECUTION COPY

                      COLONY RESORTS LVH ACQUISITIONS, LLC
                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into as of the 9th day of March, 2004 by and between COLONY RESORTS LVH ACQUISITIONS, LLC, a Nevada limited liability company (the "Company"), and RODOLFO PRIETO, an adult individual residing at 9172 Long Island Street, Las Vegas, Nevada 89123 ("Executive").

                              W I T N E S S E T H:

          WHEREAS, the Company believes that the future growth, profitability and success of the Company's business will be enhanced by the employment of Executive; and

          WHEREAS, Executive and the Company now desire to embody in this Agreement the terms and conditions of Executive's employment with the Company.

          NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, together with other good and valuable consideration the receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:

     1. SERVICES AND DUTIES. The Company hereby employs Executive, and Executive hereby accepts employment from the Company in the capacity of its Chief Executive Officer and General Manager. Executive will report directly to Nicholas L. Ribis and Thomas Barrack (or their successors, as applicable). The principal location of Executive's employment shall be at the Company's executive office located in Las Vegas, Nevada, although Executive understands and agrees that Executive may be required to travel from time to time for business reasons. Executive shall be a full-time employee of the Company and shall dedicate all of Executive's working time to the Company and shall have no other employment and no other business ventures that are undisclosed to the Company or that conflict with Executive's duties under this Agreement. Executive will perform such duties as are required by the Company and normally associated with Executive's position, together with such additional duties, commensurate with Executive's position, as may be assigned to Executive from time to time by Messrs. Ribis and/or Barrack (or their successors, as applicable).

     2. TERM. Executive's employment under the terms and conditions of this Agreement will commence on February 26, 2004 (the "Commencement Date"). The term of this Agreement shall be for a period of five (5) years (the "Initial Term") beginning on the Commencement Date, subject to earlier termination pursuant to Paragraph 6 herein. This Agreement shall automatically renew subject to the same terms and conditions for additional one (1) year terms (each a "Renewal Term") unless terminated by either party by providing the other party with a written termination notice at least ninety (90) days prior to the end of the Initial Term or the then current Renewal Term. The Initial Term and each Renewal Term are hereinafter collectively referred to as the "Term". Notwithstanding anything to the contrary herein, in the event of any termination of this Agreement, Executive shall nevertheless continue to be bound, to the extent applicable, by the terms and conditions set forth in Paragraphs 7 and 8.

     3. COMPENSATION.

        (a) Base Salary. In consideration of Executive's full and faithful satisfaction of Executive's duties under this Agreement, during the first four years of the Term, the Company agrees to pay to Executive a per annum base salary as follows: 2004 - $650,000; 2005 - $700,000; 2006 - $750,000; 2007 -
$800,000 (the per annum amount for each such year, the "Base Salary"), payable in such installments as the Company pays its similarly placed employees, subject to usual and customary deductions for withholding taxes and similar charges, and customary employee contributions to health, welfare and retirement programs in which Executive is enrolled. The Base Salary for 2008, as applicable, shall be determined by the Company in its sole discretion; provided that such Base Salary shall not be less than $800,000.

        (b) Bonus Compensation. Executive will be eligible to participate in the Company's annual bonus program for each calendar year during the Term based on the achievement of performance goals, as established or approved by the Company's Board of Directors and communicated to Executive (the "Annual Bonus"); provided that the Annual Bonus for each bonus year during the Term shall not be less than $100,000. The Annual Bonus shall be paid by the Company to Executive during the January following the end of the immediately preceding bonus year.

        (c) Signing Bonus. As an additional incentive for entering into this Agreement, the Company shall pay to Executive a signing bonus of $130,000, payable as soon as practicable, but no later than five (5) days after the Closing (as defined below).

        (d) Restricted Units. In consideration of the services Executive shall provide to the Company under this Agreement, the managing board of the Company (or a committee appointed by such managing board) shall grant to Executive an award (the "Restricted Unit Award") equal to 1.5% of the Class B Membership Units of the Company ("Class B Membership Units") issued and outstanding as of the date on which the closing of the transactions contemplated by the Purchase and Sale Agreement (the "Transactions"), dated December 24, 2003, by and among the Company, LVH Corporation and Park Place Entertainment Corporation (the "Purchase Agreement") occurs. The Restricted Unit Award shall be granted pursuant to the Colony Resorts LVH Acquisitions, LLC 2004 Incentive Plan (the "Incentive Plan"), which shall be established and adopted by the Company in connection with the Transactions. The Restricted Unit Award and Executive's rights and obligations with respect to the Class B Membership Units shall be subject in all respects to the terms of (i) the Incentive Plan, (ii) the restricted unit award agreement to be entered into evidencing the Restricted Unit Award (the "Restricted Unit Award Agreement"), (iii) the Company's Limited Liability Company Agreement, as may be amended from time to time, and (iv) the Holders Agreement to be entered into in connection with the consummation of the Transactions (together, the "Governing Documents"). Subject to Executive's continued employment with the Company and the limitations contained the Governing Documents, the Class B Membership Units subject to the Restricted Unit Award shall vest and the restrictions shall lapse as to 33.33% of the total number of Class B Membership Units awarded on each of the first three anniversaries of the date on which the Restricted Unit Award is granted. The Restricted Unit Award Agreement shall not be inconsistent with the terms provided in this Paragraph 3(d).

        (e) Boyd Gaming Corp. Option Forfeiture Reimbursement. Executive hereby represents that as of the date immediately prior to the date on which Executive terminated his employment with Boyd Gaming Corporation, a Nevada corporation ("Boyd"), Executive was the holder of unvested options (the "Boyd Options") to purchase 68,333 shares (the "Boyd Option Shares") of the common stock of Boyd with a weighted average exercise price of $13.92 per share (the "Exercise Price") pursuant to the terms of the Boyd Gaming Corporation 1993 Flexible Stock Incentive Plan (the "1993 Plan"), the Boyd Gaming Corporation 1996 Stock Incentive Plan (as amended May 25, 2000) (the "1996 Plan"), and the Boyd Gaming Corporation 2002 Stock Incentive Plan (the "2002 Plan") and those certain stock option agreements between Executive and Boyd, dated September 14, 2000, October 11, 2001, September 5, 2002 and May 15, 2003 (the "Boyd Option Agreements"). Executive further represents that as of the date hereof, the Boyd Options have been terminated in connection with the termination of Executive's employment with Boyd, and Executive has not, and will not hereafter, exercise the Boyd Options. In the event Executive is employed by the Company on the third anniversary of the Commencement Date, the Company shall pay to Executive, an amount in cash equal to the lesser of: (i) $350,000, and (ii) the Boyd Option Shares multiplied by the excess, if any, of (A) the closing price of the common stock of Boyd (or the closing bid if no sales were reported) on such third anniversary date (or if no closing sales price or closing bid price was reported on that date, as applicable, on the last trading date such closing sales price or closing bid price was reported) as reported in the Wall Street Journal or such other source as the Company deems reliable, over (B) the Exercise Price. Notwithstanding the foregoing, in the event the Boyd common stock is not listed on any established stock exchange or a national market system on such third anniversary as a result of any "corporate transaction", "change in control" (each, as defined in the 2002 Plan), or similar corporate transaction prior to such third anniversary date, the closing price of the common stock of Boyd determined in subclause (A) in the immediately preceding sentence shall be determined in good faith by the Company. Such determination by the Company shall be final, binding and conclusive. A copy of the Boyd Option Agreements are attached hereto as Exhibits B-1, B-2, B-3 and B-4.

The following table reflects the status of Executive's unvested options to purchase shares of Boyd common stock as of the date hereof:

----------------------------------------------------------------------------------------------------------------------
           (A)                      (B)                   (C)                     (D)                    (E)
----------------------------------------------------------------------------------------------------------------------
Boyd Plan under which      Total Number of       Exercise Price per     Number of Unvested      Total Exercise
Options Granted            Options Granted       share                  Options as of the       Amount (col. C x D)
                                                                        date hereof
----------------------------------------------------------------------------------------------------------------------
1996 Plan                         25,000                $ 4.55                   8,333                $ 37,915
----------------------------------------------------------------------------------------------------------------------
1993 Plan                         30,000                $17.21                  20,000                $344,200
----------------------------------------------------------------------------------------------------------------------
2002 Plan                         40,000                $14.23                  40,000                $569,200
----------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------
Total                                                 68,333         $951,315
------------------------------------------------------------------------------
Weighted Average of                     $13.92
Unvested Options (col. E
/ D total)
------------------------------------------------------------------------------

     4. BENEFITS AND PERQUISITES.

        (a) Retirement and Welfare Benefits. During the Term, Executive will be entitled to all the usual benefits offered to employees at Executive's level, including vacation, sick time, participation in the Company's medical, dental and insurance programs, as well as the ability to participate in the Company's retirement plans (including non-qualified deferred compensation plans), subject to the applicable limitations and requirements imposed by the terms of such benefit plans. Notwithstanding the foregoing, Executive shall be entitled to three (3) weeks of vacation for each calendar year during the Term. In addition, each year during the Initial Term, and subject to Executive's continued employment hereunder, the Company agrees to contribute seventy percent (70%) toward the premium amount to maintain a whole life insurance policy on the life of Executive with a death benefit (payable to beneficiaries selected by Executive) of not less than $750,000 (the "Insurance Policy"); provided that Executive shall be responsible for funding thirty percent (30%) of the cost of such premiums; and, provided, further, that in no event shall the Company's annual contribution during the Initial Term exceed $51,415. A copy of the Insurance Policy is attached hereto as Exhibit C. The Insurance Policy (including any cash surrender value) shall be owned by Executive at all times, and shall be retained by Executive upon the termination of Executive's employment from the Company for any reason.

        (b) Reimbursement of Expenses. The Company shall reimburse Executive for any expenses reasonably and necessarily incurred by Executive in furtherance of Executive's duties hereunder, including travel, meals and accommodations, upon submission by Executive of vouchers or receipts and in compliance with such rules and policies relating thereto as the Company may from time to time adopt.

     5. LICENSING REQUIREMENTS. Executive hereby covenants and agrees that, at all times during the Term, Executive shall keep and maintain, in full force and effect, any and all licenses, permits and work authorizations which may be required by any Federal, State or local government agency, including but not limited to any casino gaming regulatory agency having jurisdiction over Executive or the Company and that are necessary for Executive to properly work and perform the duties of Executive's position. The Company and Executive further covenant and agree that the Company shall be responsible for Executive's regulatory costs (including attorney's fees or accountant's fees and costs) incurred in procuring in the first instance and thereafter renewing such required licenses, permits or work authorizations. Further, the Company and Executive agree that this Agreement shall be subject to the provisions of all applicable laws, rules and regulations of the jurisdiction(s) having authority with respect to this Agreement, the Company and Executive.

     6. TERMINATION. Executive's employment with the Company may be terminated
(a) by the Company for Cause (as defined below); (b) by the Company at any time Without Cause (as defined below); (c) by Executive at any time; (d) due to death, Disability (as defined below) or expiration of the Term; or (e) in connection with a termination of the Purchase Agreement in accordance with its terms.

        (a) For Cause Termination. If Executive's employment with the Company is terminated by the Company for Cause, Executive shall not be entitled to any further compensation or benefits other than accrued but unpaid Base Salary, accrued and unused vacation pay through the date of such termination and any other compensation and benefits (other than severance benefits) to which Executive is entitled under the terms of any of the Company's employee benefit plans, policies, programs or arrangements (the "Accrued Benefits"). For purposes of this Agreement, "Cause" shall mean the following: (i) fraud or embezzlement with respect to the Company by Executive; (ii) material breach by Executive of this Agreement, including, but not limited to, a breach of the Licensing Requirements of Paragraph 5, after notice thereof is given in writing and such breach is not cured to the satisfaction of the Company within a reasonable period of time under the circumstances; (iii) material breach of any reasonable and lawful rule, policy, code of conduct or directive of the Company; (iv) gross or willful neglect of duties or gross misconduct; or (v) habitual use of drugs or habitual, excessive use of alcohol to the extent that any of such uses materially interferes with the performance of Executive's duties under this Agreement.

        (b) Termination Without Cause. If Executive's employment is terminated by the Company Without Cause prior to the end of the Term hereof, and upon Executive providing the Company with a signed release of claims in a form adopted by the Company, then Executive shall be entitled to: (i) the Accrued Benefits, (ii) a lump sum severance payment equal to Executive's Base Salary for the remainder of the unexpired Term; provided, that if such termination occurs at any time following the third anniversary of the Commencement Date, then such lump sum severance amount shall equal eighteen (18) months Base Salary, (iii) continuation of Executive's coverage under the Company's medical and dental plans, at the Company's expense, until the earlier of (A) the date on which Executive first becomes eligible for coverage under the group medical and dental plans of a new employer, and (B) the end of the Term hereof, but in no event exceeding eighteen (18) months of additional coverage, and (iv) a prorated portion (based on Executive's length of service during the year of Executive's termination of employment) of the Annual Bonus Executive would have been entitled to receive under Paragraph 3(b) hereof if Executive had remained employed through the end of the fiscal year that includes Executive's termination date, provided the applicable performance targets of the Company (and, as applicable, Executive) have been achieved for such fiscal year. The prorated Annual Bonus referred to in the preceding sentence shall be determined after the completion of the fiscal year in which Executive's employment terminates and shall be paid (without interest) to Executive during the January immediately following the year in which Executive's employment is terminated. For purposes of this Agreement, "Without Cause" is defined as termination of Executive's employment by the Company for any reason other than Cause, death, Disability or expiration of the Term.

        (c) Resignation, Expiration of the Term, Death or Disability. If Executive's employment is terminated by reason of Executive's death, Disability, expiration of the Term

(pursuant to Paragraph 2) or voluntary resignation prior to the end of the Term, Executive shall not be entitled to receive any further compensation or benefits other than: (i) Accrued Benefits, if any, and, (ii) if Executive's termination is due to death or Disability only, and upon Executive providing the Company with a signed release of claims in a form adopted by the Company, a prorated portion (based on Executive's length of service during the year of death or Disability) of the Annual Bonus Executive would have been entitled to receive under Paragraph 3(b) hereof if Executive had remained employed through the end of the fiscal year that includes Executive's termination date, provided the applicable performance targets of the Company (and, as applicable, Executive) have been achieved for such fiscal year. The prorated Annual Bonus referred to in the preceding sentence shall be determined after the completion of the fiscal year in which Executive's employment terminates and shall be paid (without interest) to Executive during the January immediately following the year in which Executive's employment is terminated. In addition, in the event that Executive's employment is terminated due to his Disability only, and provided that the Company does not maintain, and Executive is not then covered under, a long-term disability plan, Executive shall receive a lump sum amount equal to twelve (12) months Base Salary. For purposes of this Agreement, "Disability" will occur in the event Executive is unable to perform the duties required of him under this Agreement because of illness, incapacity, or physical or mental disability, which inability shall continue for more than three consecutive months, or an aggregate of 120 days (whether or not consecutive) during any 12-month period, during the Term.

        (d) Termination of the LVH Transaction. In the event that the Purchase Agreement is terminated pursuant to its terms at any time prior to Closing (as defined in the Purchase Agreement) and Executive's employment is terminated in connection with such termination of the Purchase Agreement, upon Executive providing the Company with a signed release of claims in a form adopted by the Company, Executive shall receive a lump sum payment equal to $1,350,000 (the "LVH Termination Payment"). Executive shall not be entitled to receive any further compensation or benefits in connection with such termination other than the LVH Termination Payment and Accrued Benefits, if any. Notwithstanding any other provision of this Agreement to the contrary, in the event Executive's employment is terminated pursuant to this Paragraph 6(d), Executive shall not be bound by the restrictive covenants provided in Paragraphs 7(a), (b) or (c).

     7. RESTRICTIVE COVENANTS.

        (a) Noncompetition. Should Executive voluntarily terminate Executive's employment hereunder or should Executive be terminated for Cause pursuant to the provisions of Paragraph 6 of this Agreement, Executive agrees that for the six
(6) month period immediately following such termination, Executive shall not directly or indirectly, either as a principal, agent, employee, employer, consultant, partner, shareholder of a closely held corporation or shareholder in excess of five (5%) percent of a publicly traded corporation, corporate officer or director, or in any other individual or representative capacity, engage or otherwise participate in any manner or fashion in any business that is in competition in any manner whatsoever with the principal business activity of the Company or its affiliates within a fifty (50) mile radius of Las Vegas, Nevada. Executive further covenants and agrees that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same protects the legitimate interests of the Company and its affiliates, imposes no undue hardship on Executive, is not injurious to the public, and that any violation of this restrictive covenant shall be specifically enforceable in any court with jurisdiction upon short notice.

        (b) Solicitation of Employees, Etc. During the Term, and for the six (6) month period immediately following the date of termination of Executive's employment hereunder in the event Executive's employment is terminated by the Company with or without Cause, Executive shall not, directly or indirectly, solicit or induce any officer, director, employee, agent or consultant of the Company or any of its successors, assigns, subsidiaries or affiliates to terminate his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage any such person or entity to leave or sever his, her or its employment or other relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.

        (c) Solicitation of Clients, Etc. During the Term, and for the one (1) year period immediately following the date of termination of Executive's employment hereunder for any reason, Executive shall not, directly or indirectly, solicit or induce (i) any customers or clients of the Company or its successors, assigns, subsidiaries or affiliates, or (ii) any vendors, suppliers or consultants then under contract to the Company or its successors, assigns, subsidiaries or affiliates, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for the purpose of associating with any competitor of the Company or its successors, assigns, subsidiaries or affiliates, or otherwise encourage such customers or clients, or vendors, suppliers or consultants then under contract, to terminate his, her or its relationship with the Company or its successors, assigns, subsidiaries or affiliates, for any other reason.

        (d) Disparaging Comments. During the Term and thereafter, Executive and the Company agree that they will make no disparaging or defamatory comments regarding the other party in any respect or make any comments concerning any aspect of the termination of their relationship. The obligations of Executive and the Company under this subparagraph shall not apply to disclosures required by applicable law, process of law, regulation or order of any court or governmental agency.

     8. CONFIDENTIALITY. All books of account, records, systems, correspondence, documents, and any and all other data, in whatever form, concerning or containing any reference to the works and business of the Company and its affiliated companies shall belong to the Company and shall be given up to the Company whenever the Company requires Executive to do so. Executive agrees that Executive shall not at any time during the term of Executive's employment or thereafter, without the Company's prior written consent, disclosure to any other person or business entity any such information or any trade secrets, plans or other information or data, in whatever form, concerning the Company's or any of its affiliated companies' or customers' practices, businesses, procedures, systems, plans or policies (collectively, "Confidential Information"), nor shall Executive disclose to any third party or utilize any such Confidential Information in any way or communicate with or contact any such customer other than in connection with Executive's employment by the Company. In addition, as part of Executive's employment, Executive will be required to acknowledge and sign appropriate confidentiality policy and nondisclosure agreements from time to time, which the Company shall adopt. Executive hereby confirms that all Confidential Information constitutes the Company's exclusive property, and that all of the restrictions on Executive's activities contained in this Agreement and such other nondisclosure policies of the Company are required for the Company's reasonable protection. This confidentiality provisions shall survive the termination of this Agreement.

     9. INDEMNIFICATION.

        (a) The Company agrees that Executive shall be entitled to indemnification and payment or reimbursement of expenses (including attorney's fees and expenses) to the fullest extent provided in the Company's Limited Liability Company Agreement, as may be amended from time to time, which shall be effective from and after the Closing. This Paragraph 9(a) shall survive the termination of the Term.

        (b) The rights to indemnification conferred under this Agreement shall not be exclusive of any other rights to indemnification that Executive may have by law or pursuant to the terms of any other agreement.

        (c) To the extent the Company from time to time provides such coverage for its other executive officers, the Company agrees to continue and maintain a directors and officers liability insurance policy covering Executive both during his employment and after Executive's termination of employment with respect to acts or omissions that occurred prior to Executive's termination of employment.

     10. ASSIGNMENT. This Agreement and all of the terms and conditions hereof shall bind the Company and its successors and assigns and shall bind Executive and Executive's heirs, executors and administrators. No transfer or assignment of this Agreement shall release the Company from any obligation to Executive hereunder. Neither this Agreement, nor any of the Company's rights or obligations hereunder, may be assigned or otherwise subject to hypothecation by Executive. The Company may assign the rights and obligations of the Company hereunder, in whole or in part, to any of the Company's subsidiaries, affiliates or parent corporations, or to any other successor or assign in connection with the sale of all or substantially all of the Company's assets or stock or in connection with any merger, acquisition and/or reorganization, provided the assignee assumes the obligations of the Company hereunder.

     11. GENERAL.

        (a) This Agreement shall be construed and governed by the laws of the State of Nevada, without giving effect to conflicts of laws principles thereof which may refer such interpretations to the laws of a different state or jurisdiction.

        (b) Except as necessary for the Company and its subsidiaries, affiliates, successors or assigns or Executive to specifically enforce or enjoin a breach of this Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to Executive's services on behalf of the Company or any subsidiary, the termination of such services or any other dispute by and between the parties or their subsidiaries, affiliates, successors or assigns, shall be submitted to binding arbitration in Las

Vegas, Nevada according to the National Employment Dispute Resolution Rules and procedures of the American Arbitration Association. The parties agree that the prevailing party in any such dispute shall be entitled to reasonable attorneys' fees, costs, and necessary disbursements in addition to any other relief to which he or it may be entitled. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries, affiliates, successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Nevada constitution, the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law.

        (c) If any provision of this Agreement should be wholly or partially invalid, unenforceable or unlawful, then this Agreement shall be severable in respect of the provision in question (to the extent that it is invalid, enforceable or unlawful), and the remaining provisions of this Agreement shall continue in full force and effect. This Agreement constitutes the entire understanding between the parties and shall supersede any and all other understandings, oral or written. No addition to, or modification of, this Agreement shall be of any force or effect unless in writing and signed by or on behalf of both parties.

        (d) The several rights and remedies provided for in this Agreement shall be construed as being cumulative, and no one of them shall be deemed to be exclusive of the others or of any right or remedy allowed by law. No waiver by the Company or Executive of any failure by Executive or the Company, respectively, to keep or perform any provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or other provision.

        (e) Unless expressly provided herein or therein, the expiration of the Term shall not alter or affect any rights or obligations of the Company or Executive under any other agreement or plan including, without limitation, the Governing Documents.

        (f) This Agreement may be executed by the parties hereto in separate counterparts (including by facsimile), each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument.

     12. EXECUTIVE REPRESENTATION & ACCEPTANCE. By signing this Agreement, Executive hereby represents that Executive is not currently under any contractual obligation to work for another employer and that Executive is not restricted by any agreement or arrangement from entering into this Agreement and performing Executive's duties hereunder.

                            [signature page follows]

     IN WITNESS WHEREOF AND INTENDING TO BE LEGALLY BOUND THEREOF, the parties hereto have executed and delivered this Agreement as of the year and date first above written.

WITNESS:                                   COLONY RESORTS LVH ACQUISITIONS, LLC

/s/ Robert Schaffhauser                    By:     /s/ Nicholas L. Ribis
-----------------------                         --------------------------------


WITNESS:                                   COLONY RESORTS LVH ACQUISITIONS, LLC

/s/ Robert Schaffhauser                    By:     /s/ Rodolfo Prieto
-----------------------                         --------------------------------
                                                       Rodolfo Prieto